EDITED VERSION    EXHIBIT 2.1



SHARE PURCHASE AGREEMENT

Made as of August 1, 1995



Between

ACC TELENTERPRISES LTD.

and

THE SHAREHOLDERS NAMED IN SCHEDULE A HERETO


McMillan Binch

BARRISTERS & SOLICITORS

Suite 3800 .   South  Tower . Royal Bank Plaza .
Toronto . Ontario . Canada M5J 2J7
Fax (416) 865-7048 . Telephone (416) 865-7000


TABLE OF CONTENTS

RECITALS..............................................................  1

SECTION 1 - INTERPRETATION
1.1   DEFINITIONS.....................................................  1
1.2   HEADINGS AND REFERENCES.........................................  4
1.3   EXTENDED MEANINGS...............................................  4
1.4   ACCOUNTING PRINCIPLES...........................................  4
1.5   CURRENCY........................................................  4
1.6   BEST OF KNOWLEDGE...............................................  4
1.7   SCHEDULES.......................................................  5

SECTION 2 - PURCHASE AND SALE
2.1   PURCHASE AND SALE...............................................  5
2.2   PAYMENT.........................................................  6
2.3   ALLOCATION OF PURCHASE PRICE....................................  6
2.4   ACQUISITION TAX RETURNS.........................................  6

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF THE VENDORS
3.1   CORPORATE MATTERS...............................................  7
3.2   SHARE CAPITAL, DIVIDENDS AND SHARES.............................  9
3.3   FINANCIAL MATTERS............................................... 11
3.4   PROPERTY OF THE CORPORATIONS.................................... 18
3.5   CONDUCT OF BUSINESS............................................. 22
3.6   EMPLOYMENT MATTERS.............................................. 24
3.7   GENERAL MATTERS................................................. 25

SECTION 4 - CONDUCT OF BUSINESS

SECTION 5 - ACCESS AND CONFIDENTIALITY
5.1   ACCESS.......................................................... 29
5.2   CONFIDENTIALITY................................................. 29

SECTION 6 - CONDITIONS
6.1   GENERAL......................................................... 30

SECTION 7 - NON-COMPETITION

SECTION 8 - RELEASES

SECTION 9 - INDEMNITIES
9.1   GENERAL INDEMNITY............................................... 33
9.2   NOTICE AND PARTICIPATION........................................ 34
9.3   STATUS OF THE CORPORATIONS...................................... 34

SECTION 10 - CLOSING

SECTION 11 - SURVIVAL
11.1  SURVIVAL........................................................ 35

SECTION 12 - MISCELLANEOUS
12.1  FURTHER ASSURANCES.............................................. 36
12.2  INVESTMENT CANADA ACT........................................... 36
12.3  NO DISCLOSURE................................................... 36
12.4  BROKERS......................................................... 36
12.5  NOTICE.......................................................... 36
12.6  TIME............................................................ 37
12.7  HEADINGS........................................................ 37
12.8  GOVERNING LAW................................................... 37
12.9  ENTIRE AGREEMENT................................................ 37
12.10 SEVERABILITY.................................................... 37
12.11 BENEFIT OF AGREEMENT............................................ 38
12.12   COUNTERPARTS.................................................. 38

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of August 1, 1995 between


                     ACC TELENTERPRISES LTD.,
                     a corporation formed under the
                     laws of Ontario

                     (the "Purchaser")



                                   - and -

                     THE SHAREHOLDERS NAMED IN
                     SCHEDULE A HERETO

                     (collectively, the "Vendors")


RECITALS

               WHEREAS the Purchaser wishes to purchase, and the Vendors wish to sell their respective interests in all of the issued and outstanding shares of Centex Telecommunications Ltd., 903622 Ontario Limited, 964997 Ontario Limited and 839286 Ontario Ltd., on the terms and conditions of this Agreement;

               ACCORDINGLY, for value received, the parties agree as follows:

SECTION 1 - INTERPRETATION

1. DEFINITIONS. In this Agreement the following terms have the following meanings:

(a) 839 means 839286 Ontario Ltd., a corporation formed under the laws of the Province of Ontario.

(b) 903 means 903622 Ontario Limited, a corporation formed under the laws of the Province of Ontario.

(c) 964 means 964997 Ontario Limited, a corporation formed under the laws of the Province of Ontario.

(d) 964 SUBSIDIARIES means 964's wholly-owned subsidiaries Metrowide Communications (Ottawa) Inc., Metrowide International (Ottawa) Inc. and Advantage Telecommunications Solutions Inc.

(e)     ACQUISITION TAX RETURNS  has the meaning ascribed to it in Section 2.4.

(f) ANNUAL FINANCIAL STATEMENTS means the audited financial statements of Centex and 903, and the unaudited financial statements of 839 and 964, in each case consisting of a balance sheet, statement of profit and loss, statement of retained earnings and deficit and statement of changes in financial position together with the notes thereto, dated and reported as follows:

        (1) Centex, for the fiscal period ended April 30, 1995, as reported by Messrs Peat Marwick Thorne, Chartered Accountants,

        (2) 903, for the fiscal period ended July 31, 1994, as reported by Messrs Peat Marwick Thorne, Chartered Accountants,

        (3)    964, for the fiscal period ended July 31, 1994,

        (4)    839, for the fiscal period ended July 31, 1994,

        copies of which are attached hereto as Schedule 1.1(f).

(g) BUSINESS means the business of soliciting and providing telecommunications services to business and residential customers in Ontario as now conducted by each or any of the Corporations.

(h) BUSINESS DAY means a day on which banks are open for business in Toronto, Ontario, Canada but excludes Saturday, Sunday and any other day which is a legal holiday in such city.

(i) CENTEX means Centex Telecommunications Ltd., a corporation formed under the laws of Canada.

(j) CLOSING DATE means August 1, 1995 or such other date as may be agreed by the parties.

(k)     CORPORATIONS means each of Centex, 903, 964, 839 and the 964
Subsidiaries.

(l) ENCUMBRANCE means any charge, mortgage, lien, pledge, security interest whether created or arising by agreement, statute or otherwise at law, attaching to property, interests or rights and shall be construed in the widest possible terms and principles known under the law applicable to such property, interests or rights and whether or not they constitute specific or floating charges as those terms are understood under the laws of the Province of Ontario.

(m) GOOD STANDING, when used in reference to a corporation, denotes that such corporation has not been discontinued or dissolved under the laws of its incorporating jurisdiction, that no steps or proceedings have been taken to authorize or require such discontinuance or dissolution and that such corporation has submitted to the relevant authority all notices or returns of corporate information and all other filings required by law to be submitted to such authority.

(n) GOVERNMENTAL AUTHORITY means any nation or government, any state, province, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including a regulatory authority, governmental agency, commission, department, official or other instrumentality (including a Minister of the Crown and his agents and employees).

(o) INTELLECTUAL PROPERTY has the meaning as set out in Section 3.4(h) of this Agreement.

(p) INTERIM FINANCIAL STATEMENTS means the audited financial statements of Centex and 903, and the unaudited financial statements of 839 and 964, in each case as at and for the period ending April 30, 1995, consisting of a balance sheet, statement of profit and loss, statement of retained earnings and deficit and statement of changes in financial position together with the notes thereto, copies of which are attached hereto as Schedule 1.1(p).

(q)     ITA means the INCOME TAX ACT (Canada), as amended.

(r) PURCHASE means the transaction of purchase and sale of the Purchased Shares contemplated by this Agreement.

(s)     PURCHASE PRICE  has the meaning ascribed to it in Section 2.1.

(t) PURCHASED SHARES means all of the issued and outstanding shares of Centex, 903, 964 and 839, as set forth in Schedule 3.2(a).

(u)     REAL PROPERTY has the meaning ascribed to it in Section 3.4(e).

(v) TAX or TAXES means all present and future taxes, levies, imposts, assessments or other charges, including, without limitation, all income, capital, sales, use, transfer, goods and services, franchise, withholding, payroll, employment, health, education, excise, business, property, stamp or other taxes, customs duties, surtaxes, anti-dumping and countervail duties, fees, assessments, charges or governmental imposts of any kind whatsoever, together with any interest, penalties or additions to such Taxes, including any interest, penalties, fines or other amounts on, in lieu of, for non-collection of, or otherwise in respect of, such amounts imposed by any federal, provincial, local, foreign or other taxing authority.

(w)     VENDORS' COUNSEL means Messrs. Cassels Brock & Blackwell.

1.2 HEADINGS AND REFERENCES. The division of this Agreement into sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to sections are to sections of this Agreement.

1.3 EXTENDED MEANINGS. In this Agreement words importing the singular number only shall include the plural, and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations. The term "including" means "including without limitation".

1.4 ACCOUNTING PRINCIPLES. Wherever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles.

1.5 CURRENCY. All references to currency or dollar amounts herein are to lawful money of Canada.

1.6 BEST OF KNOWLEDGE. Any statement in this Agreement expressed to be made to "the best of the Vendors' knowledge" shall be understood to be made on the basis of each Vendor's actual knowledge.

1.7 SCHEDULES. The following are the schedules annexed to this Agreement and incorporated by reference and deemed to be part hereof:

            Schedule A     -   List of Vendors
            Schedule 1.1(f)  - Annual Financial Statements
            Schedule 1.1(p)  - Interim Financial Statements
            Schedule 2.2(b)  - Promissory Note
            Schedule 2.2(c)  - Promissory Note
            Schedule 2.2(d)  - Promissory Note
            Schedule 2.3     - Allocation of Purchase Price
            Schedule 3.1(i)  - Operations and Assets
            Schedule 3.1(j)  - Contractual and Regulatory Approvals
            Schedule 3.2(a)  - Issued Share Capital
            Schedule 3.2(g)  - Ownership of Securities
            Schedule 3.3(g)  - Taxes
            Schedule 3.3(h)  - Bank Accounts and Authorizations
            Schedule 3.3(i)  - Insurance
            Schedule 3.3(j)  - Capital Expenditures
            Schedule 3.4(c)  - Leases
            Schedule 3.4(f)  - Personal Property Leases and Conditional Sales
                                Agreements
            Schedule 3.4(h)  - Trademarks and Patents
            Schedule 3.5(c)  - Suppliers
            Schedule 3.5(d)  - Customers
            Schedule 3.5(f)  - Certain Interests
            Schedule 3.5(g)  - Contracts
            Schedule 3.6(a)  - Employees
            Schedule 3.6(c)  - Employee Contracts
            Schedule 3.6(e)  - Independent Agent Contracts
            Schedule 3.6(f)  - Pension and Benefit Plans
            Schedule 3.7(a)  - Legal Proceedings
            Schedule 6.1(g)  - Releases and Resignations
            Schedule 6.1(k)  - Opinion of Vendors' Counsel


SECTION 2 - PURCHASE AND SALE

2.1 PURCHASE AND SALE. Each of the Vendors shall sell and the Purchaser shall purchase all but not less than all of the Purchased Shares upon and subject to the terms and conditions contained in this Agreement for a purchase price (the "PURCHASE PRICE") equal to $6,000,000.

2.2 PAYMENT. The Purchase Price shall be paid and satisfied by the Purchaser as follows:

      (a) as to $2,000,000 of the Purchase Price, by payment on the Closing Date of such amount to Vendors' Counsel by certified cheque drawn on, or banker's draft issued by, a Canadian chartered bank payable to Vendors' Counsel, in trust;

      (b) as to $1,250,000 of the Purchase Price, by delivery on the Closing Date to the Vendors of a promissory note in the amount of $1,250,000 payable to the order of the Vendors on November 1, 1995 as indicated therein, substantially in the form of Schedule 2.2(b);

      (c) as to $1,250,000 of the Purchase Price, by delivery on the Closing Date to the Vendors of a promissory note in the amount of $1,250,000 payable to the order of the Vendors on February 1, 1996 as indicated therein, substantially in the form of Schedule 2.2(c); and

      (d) as to $1,500,000 of the Purchase Price, by delivery on the Closing Date to the Vendors of a promissory note in the amount of $1,500,000 payable to the order of the Vendors on August 1, 1996 as indicated therein, substantially in the form of Schedule 2.2(d).

            The promissory notes shall be delivered by the Purchaser and accepted by the Vendors as evidence of and as security for the unpaid balance of the Purchase Price which is represented by the principal amount of the promissory notes.

2.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Shares in accordance with Schedule 2.3 and the Vendors and the Purchaser each agree to prepare and file all Tax returns in a manner consistent with such allocation.

2.4 ACQUISITION TAX RETURNS. Within ninety (90) days after the Closing Date, the Corporations shall deliver to the Purchaser, before filing, all Tax returns for the taxation years of the Corporations deemed to have ended for the purposes of the ITA (and any other relevant provincial statute) immediately before the change of control of the Corporations by the Purchaser (collectively, the "ACQUISITION TAX RETURNS"). The Acquisition Tax Returns prepared for the Corporations shall designate the certain assets and amounts as appropriate for purposes of paragraph 111(4)(e) of the ITA (and any equivalent provincial provision) The Acquisition Tax Returns prepared for the Corporations shall include any T5 Supplementary and Summary forms and all other forms and returns prescribed by Revenue Canada, Customs, Excise and Taxation that the Corporations will be required to make or file in connection with any interest or dividends paid or deemed to have been paid by the Corporations during their taxation year that will end immediately before the acquisition of control of the Corporations by the Purchaser. The Vendors will cooperate with the Corporations as reasonably required in connection with the preparation of the Acquisition Tax Returns by the Corporations.

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF THE VENDORS

      Each of the Vendors represents and warrants to the Purchaser as stated below and acknowledges that the Purchaser is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Purchase.

3.1   CORPORATE MATTERS

(a) STATUS. Each of the Corporations, and each of the Vendors which is a corporation, has been duly incorporated and organized, is a subsisting corporation in Good Standing under the laws of its jurisdiction of incorporation and has the corporate power and capacity and is duly qualified to own or lease its property and to carry on its business as now conducted in each jurisdiction in which it owns or leases property or carries on business.

(b) AUTHORITY. Each of the Vendors has full corporate power and authority (or, in the case of Vendors which are not corporations, full power and authority) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Purchase and all other transactions contemplated by this Agreement have been duly and validly authorized by each of the Vendors that are corporations and no other corporate proceedings on the part of any of the Vendors are necessary to authorize this Agreement or the Purchase.

(c) ENFORCEABILITY. This Agreement has been duly and validly executed and delivered by each of the Vendors and is a valid and legally binding agreement of each of the Vendors, enforceable against each of the Vendors in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors' rights generally and to general principles of equity.

(d) RESIDENCE. Each of the Vendors is not a non-resident of Canada within the meaning of the ITA.

(e) EQUITY INVESTMENTS. None of the Corporations owns, directly or indirectly, any shares or other equity securities of any corporation or any equity or ownership interest in any business or entity other than Metrowide Communications (Ottawa) Inc., Metrowide International (Ottawa) Inc. and Advantage Telecom Solutions Inc., all of the issued and outstanding shares of which are owned by 964. None of the Corporations is subject to any obligation or requirement to provide funds to or make any investment in any business or entity by loan, capital contribution or otherwise.

(f) CORPORATE RECORDS. The corporate records and minute books of each of the Corporations, all of which have been provided to the Purchaser, contain complete and accurate minutes of all meetings of and corporate actions or written consents by the boards of directors and shareholders of each of the Corporations, including, without limitation, all by-laws and resolutions passed by the boards of directors and shareholders of each the Corporations, since they were incorporated. All such meetings were duly called and held, all such corporate actions and written consents were duly taken or validly given and all such by-laws and resolutions were duly passed. The share certificate books, registers of shareholders, registers of transfers, registers of directors and similar corporate records of each of the Corporations are complete, accurate and current. All exigible security transfer taxes or similar taxes payable in connection with the transfer of any securities of all of the Corporations have been duly paid.

(g) SHAREHOLDERS' AGREEMENTS, ETC. There are no shareholders' agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of any of the Corporations.

(h) LICENCES AND PERMITS. Each of the Corporations holds all licences, permits, approvals and authorizations requisite for, and has complied with all laws, regulations and orders applicable to, the conduct of the Business carried on by it. No registration, application, notice, consent, order or other action is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby:

      (1) to avoid the loss of any licence, permit, approval or other authorization or the violation, breach or termination of, or any default under, or the creation of any encumbrance under the terms of, any law, regulation, order or other requirement of law; or

      (2) to enable the Business to continue to be carried on as currently conducted.

(i) OPERATIONS AND ASSETS. The Corporations do not carry on the Business in any jurisdiction other than the Province of Ontario and the tangible assets owned or used by the Corporations are located in Ontario at the locations (other than dialers, the locations of which are not listed) listed in Schedule 3.1(i).

(j) CONTRACTUAL AND REGULATORY APPROVALS. Except as specified in Schedule 3.1(j) attached hereto, neither any of the Corporations nor any of the Vendors is under any obligation, contractual or otherwise, to request or obtain the consent of any person, and no permits, licenses, certifications, authorizations or approvals of, or notifications to, any federal, provincial, municipal or local government or governmental agency, board, commission or authority are required to be obtained by any of the Corporations or any of the Vendors:

      (1) in connection with the execution, delivery or performance by the Vendors and the Corporations of this Agreement or the completion of any of the transactions contemplated herein;

      (2) to avoid the loss of any permit, licence, certification, approval or other authorization, or

      (3) in order that the authority of any of the Corporations to carry on the Business in the ordinary course and in the same manner as presently conducted remains in good standing and in full force and effect as of and following the closing of the transactions contemplated hereunder.

Complete and correct copies of any agreements under which any of the Corporations or any of the Vendors is obligated to request or obtain any such consent have been provided to the Purchaser and all such consents have been obtained.

3.2   SHARE CAPITAL, DIVIDENDS AND SHARES

(a) AUTHORIZED AND ISSUED SHARE CAPITAL. The authorized capital of each of the Corporations consists of an unlimited number of common shares without nominal or par value and, in the case of 964, preferred shares without nominal or par value. The issued capital of each of the Corporations is as set forth in Schedule 3.2(a), all of which, on the Closing Date will have been validly issued and are outstanding as fully paid and non-assessable and are held as set forth in Schedule 3.2(a).

(b) RIGHTS AND OPTIONS. None of the Corporations has issued or authorized the issue of any shares except the issued shares set forth in Schedule 3.2(a), and no person has any agreement or option or right capable of becoming an agreement or option for the purchase or acquisition of any issued or unissued shares of any of the Corporations.

(c) TITLE TO SHARES. Each of the Vendors legally and beneficially owns and controls the Purchased Shares set opposite its name in Schedule 3.2(a) with a good and marketable title thereto free of any Encumbrance or claims of others and to the best of each of the Vendors' knowledge, the other Vendors legally and beneficially own and control the Purchased Shares set opposite their names in Schedule 3.2(a) with a good and marketable title free of any Encumbrance or claims of others.

(d) FAMILY LAW CLAIMS. No claim, action, application or order has been brought or made by or for the benefit of any person, or, to the knowledge of any of the Vendors, is contemplated, based on any provision of any family law, matrimonial property or other similar legislation of any jurisdiction which might affect in any way whatsoever, directly or indirectly, any of the issued shares set forth in Schedule 3.2(a), the Purchased Shares, the property of the Corporations or the ability of the Corporations to carry on the Business and deal with their property.

(e) NO OTHER PURCHASE AGREEMENTS. No person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment, including convertible securities, warrants or convertible obligations of any nature, for:

      (1) the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares in the capital of any of the Corporations or any securities of any of the Corporations;

      (2) the purchase from any of the Vendors or others of any of the issued shares set forth in Schedule 3.2(a), or

      (3) the purchase or other acquisition from any of the Corporations of any of the Corporations' undertaking, property or assets, other than in the ordinary course of the Business.

(f) DIVIDENDS. Since the date of the Interim Financial Statements, none of the Corporations has, directly or indirectly, authorized, declared or paid any dividends or declared or made any other distribution or return of capital in respect of any of its shares of any class and none of the Corporations has, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so, except as disclosed in the Interim Financial Statements, which accrued dividends shall be paid out prior to, or within 30 days after the Closing Date.

(g) OWNERSHIP OF SECURITIES. Except as specified in Schedule 3.2(g) attached hereto, neither any of the Corporations nor any of the Vendors owns, directly or indirectly, any securities of the Purchaser or any of its affiliates.
Except as provided for in this Agreement and as specified in Schedule 3.2(g), attached hereto, neither any of the Corporations nor any of the Vendors has any agreement or option or right capable of becoming an agreement or option for the purchase or acquisition of any issued or unissued shares of the Purchaser or any of its affiliates. Except as specified in Schedule 3.2(g) attached hereto, neither any of the Corporations nor any of the Vendors has traded, as principal, in the securities of the Purchaser or any of its affiliates, directly or indirectly, within the 60 days preceding the date of this Agreement.

3.3   FINANCIAL MATTERS

(a) BOOKS AND RECORDS. All material financial transactions of each of the Corporations have been properly recorded in its books and records, which have been maintained in accordance with applicable legal and accounting requirements and good business practice, and for each of the Corporations individually, such books and records:

      (1) accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Corporation shown in the Corporation's Annual Financial Statements and Interim Financial Statements, and

      (2) together with all disclosures made in this Agreement or in the Schedules hereto, present fairly the financial condition and the revenues, expenses and results of the operations of the Corporation as of and to the date hereof.

No information, records, systems, controls or data pertaining to or required for the operation or administration of the Corporations or the Business are recorded, stored, maintained by, or are otherwise dependent upon, any computerized or other system, program or device that is not exclusively owned and controlled by the Corporations, other than the billing records which are prepared for the Corporations by Datex Communications Co.; and on the Closing Date the Corporations will have originals or copies of all such records, systems, controls or data in their possession or control including, where applicable, copies of all computer software and documentation relating thereto.

(b) FINANCIAL STATEMENTS. The Annual Financial Statements and Interim Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those of the previous year and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of the Corporations as at their date. The financial position of the Corporations is now at least as good as that shown by or reflected in the Interim Financial Statements.

(c) LIABILITIES OF THE CORPORATIONS. There are no liabilities (contingent or otherwise) of any of the Corporations of any kind whatsoever, and to the best of the knowledge of each of the Vendors there is no basis for assertion against any of the Corporations of any liabilities of any kind, other than:

      (1) liabilities disclosed or reflected in or provided for in the Annual Financial Statements or the Interim Financial Statements;

      (2) liabilities incurred since the date of the Interim Financial Statements which were incurred in the ordinary course of the routine daily affairs of the Business and, in the aggregate, are not materially adverse to the Business; and

      (3) other liabilities disclosed in this Agreement or in the Schedules attached hereto.

(d) INVENTORIES. The Corporations do not own or maintain any inventories of goods.

(e) OBLIGATIONS AND GUARANTEES. Except as disclosed in the Interim Financial Statements, the Corporations do not have outstanding any bonds, debentures, mortgages, promissory notes or other indebtedness maturing more than one year after the date of creation or issue, are not under any obligation to create or issue any bonds, debentures, mortgages, promissory notes or other indebtedness maturing more than one year after the date of creation or issue, and have not guaranteed or authorized the guarantee of any indebtedness or obligations of any kind.

(f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Interim Financial Statements, none of the Corporations has:

      (1) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of the Business, none of which is materially adverse to the Corporation;

      (2) paid or satisfied any obligations or liability (fixed or contingent), except:

            (A)   current liabilities included in the Interim Financial
                  Statements;

            (B) current liabilities incurred since the date of the Interim Financial Statements in the ordinary course of the Business, and

            (C) scheduled payments pursuant to obligations under loan agreements or other contracts or commitments described in this Agreement or in the Schedules hereto;

      (3) created any Encumbrance upon any of its properties or assets, except as described in this Agreement or in the Schedules hereto;

      (4) sold, assigned, transferred, leased or otherwise disposed of any of its properties or assets, except in the ordinary course of the Business;

      (5) purchased, leased or otherwise acquired any properties or assets, except in the ordinary course of the Business;

      (6) waived, cancelled or written-off any rights, claims, accounts receivable or any amounts payable to the Corporation, except in the ordinary course of the Business;

      (7) entered into any transaction, contract, agreement or commitment, except in the ordinary course of the Business;

      (8) terminated, discontinued, closed or disposed of any facility or business operation;

      (9) had a supplier terminate, or communicate to the Corporation the intention or threat to terminate its relationship with the Corporation, or the intention to substantially change the quantity or quality of products or services it sells to the Corporation, or the terms of such sale of products or services;

      (10) had customers whose aggregate billings for the 1-year period prior to the date hereof exceeded 5% of the gross billings of the Corporation for such 1-year period, terminate, or communicate to the Corporation the intention or threat to terminate, their relationship with the Corporation, or communicate the intention to substantially reduce the quantity of products or services they purchase from the Corporation, or the terms of such purchases of products or services, or their dissatisfaction with the products or services sold by the Corporation;

      (11) made any material change in the method of billing customers or the credit terms made available by the Corporation to its customers;

      (12) made any material change with respect to any method of management, operation or accounting in respect of the Business;

      (13) suffered any damage, destruction or loss (whether or not covered by insurance) which has materially adversely affected or could materially adversely affect the Business or the condition of the Corporation;

      (14) increased any form of compensation or other benefits payable or to become payable to any of the employees of the Corporation.

      (15)  suffered any extraordinary loss relating to the Business;

      (16) made or incurred any material change in, or become aware of any event or condition which is likely to result in a material change in the Business or the condition of the Corporation or its relationships with its customers, suppliers or employees, or

      (17) authorized, agreed or otherwise become committed to do any of the foregoing.

(g)   TAXES.

      (1) Each of the Corporations has paid or will pay when due all Taxes due at or prior to the Closing Date. Each of the Corporations has made adequate provision in its Annual Financial Statements and Interim Financial Statements for all Taxes payable in respect of all its fiscal or other applicable Tax periods (or portions thereof) (hereinafter "TAX PERIODS") prior to the date hereof but not yet due. Each of the Corporations will make adequate provision in its books and records for all Taxes payable in respect of Tax Periods up to and including the Closing Date but not due at or prior to the Closing Date. Any provision for Taxes shall be in accordance with generally accepted accounting principles.

      (2) Each of the Corporations has filed when due all Tax returns and such returns are true, correct and complete in all material respects and have been prepared on a consistent basis. There are no agreements, waivers or other arrangements providing for an extension of time with respect to filing of any Tax Return or the expiration of any period within which an assessment or reassessment may be made for the payment of any Taxes. There are no outstanding issues relating to Taxes which have been raised by any Governmental Authority. None of the Corporations has ever applied for or received any advance income tax ruling from Revenue Canada, Customs, Excise & Taxation or any other similar ruling or determination from Revenue Canada, Customs, Excise & Taxation or any other Governmental Authority.

      (3) The Corporations have not been and are currently not required to file Tax returns or elections or designations in respect of Taxes with any Governmental Authority located in any jurisdiction outside Canada or outside the Province of Ontario.

      (4) Each of the Corporations has been assessed or reassessed for Tax under the ITA and corresponding provincial legislation in respect of all of its Tax Periods up to and including the year ended, in the case of 839 and 964, July 31, 1994, in the case of Centex,
            April 30, 1994 and in the case of 903 July   31, 1994.   The
            Vendors have provided the Purchaser with full and complete copies of the Ontario and Federal Tax returns for the 1991, 1992, 1993 and 1994 Tax Periods for each of the Corporations and copies of all assessments and reassessments relating to such Tax Periods.

      (5) Each of the Corporations has properly withheld or collected all Taxes required to be withheld or collected under applicable legislation, and has timely remitted all such Taxes to the applicable Governmental Authorities.

      (6) Each of the Corporations is properly registered and licensed for the purposes of paying, collecting and remitting all applicable Taxes relating to the Business. Each of the Corporations has properly applied for and filed, or will properly apply for and file, claims for all Tax refunds or rebates to which it is entitled, including, without limitation, any goods and services tax rebates.

      (7) The paid-up capital of the issued and outstanding shares in the capital of the Corporations for purposes of the ITA and the stated capital of such shares under applicable corporate law are as set forth in Schedule 3.2(a).

      (8) No debt or other obligation of any of the Corporations has been or will be settled or extinguished on or prior to the Closing Date such that the provisions of section 80 of the ITA applies or would apply thereto. There are no circumstances existing which could result in the application of section 78 of the ITA or any equivalent provincial provision to any of the Corporations.

            Schedule 3.3(g) accurately sets out the following tax accounts of each of the Corporations as of the Closing Date and before any designation under paragraph 111(4)(e) of the ITA (and any relevant provincial taxing statute)]:

            (a) the adjusted cost base of the Corporation's capital properties;

            (b)   the Corporation's capital dividend account;

            (c) the original cost of the Corporation's depreciable capital property;

            (d) the capital cost allowance taken on each class of the Corporation's depreciable property;

            (e) the undepreciated capital cost of each class of the Corporation's depreciable property;

            (f)   the Corporation's cumulative eligible capital account; and

            (g)   the Corporation's refundable dividend tax on hand.

            Each of the accounts in paragraphs (a) to (g), inclusive, shall be as defined in the ITA and any relevant provincial taxing statute.

      (9) Except as set out in Schedule 3.3(g), none of the Corporations has ever made or filed an election under section 83 or 85 of the ITA or any equivalent provincial provision. All elections made by each of the Corporations under section 83 or section 85 of the ITA were made in the manner and form, and within the time period, required or prescribed by the ITA and the regulations thereunder. No amount is or will become payable by any of the Corporations under Part III of the ITA in respect of any election made by any of the Corporations under section 83 of the ITA in respect of any dividend paid or deemed to have been paid by any of the Corporations at or prior to Closing.

            Except as provided in Schedule 3.3(g), none of the Corporations has claimed or will claim any reserve under any one or more of subparagraph 40(1)(a)(iii) or paragraph 20(1)(l), 20(1)(m) or 20(1)(n) of the ITA or any equivalent provincial provision, which amount may be included in the Corporation's income for its taxation year ending immediately before the acquisition of control of the Corporation by the Purchaser.

      (10) The Vendors acknowledge that, as contemplated by Section 9.1, any liability of any of the Corporations for Taxes payable in respect of the period up to and including the Closing Date shall be the responsibility of the Corporations, except for any such Taxes payable in respect of (i) any misrepresentation or breach of warranty or obligation by one or more of the Vendors, or (ii) a reassessment of any of the Corporations which relates to transactions not at arm's length to the Vendors, which Taxes in either case shall be a liability of the Vendors.

(h) BANK ACCOUNTS AND AUTHORIZATIONS. Attached as Schedule 3.3(h) is a list of all safe deposit boxes and bank accounts of each of the Corporations and the names of all persons having access or signing authority and of all powers of attorney given by each of the Corporations.

(i) INSURANCE. Attached as Schedule 3.3(i) is a list of all insurance policies (including the name of the insurer, policy number, amount of coverage, type of insurance, expiry date and details of pending claims) maintained by each of the Corporations in respect of its assets, business operations, directors, officers and employees. All such insurance policies are valid and enforceable and in full force and effect, are underwritten by unaffiliated and reputable insurers, are sufficient for all applicable requirements of law and provide insurance, including, without limitation, liability and products liability insurance, in such amounts and against such risks as is customary for corporations engaged in businesses similar to the Business to protect the employees, properties, assets, businesses and operations of the Corporations. None of the Corporations is in default under any such insurance nor has failed to give any notice or present any claim within the appropriate time therefor.

(j) CAPITAL EXPENDITURES. None of the Corporations is committed to make any capital expenditures, nor have any capital expenditures been authorized by any of the Corporations at any time since the date of the Interim Financial Statements except for capital expenditures made in the ordinary course of the routine daily affairs of the Business which, in the aggregate, do not exceed $10,000, or except as set forth in Schedule 3.3(j).

(k) NON-ARM'S LENGTH PAYMENTS. None of the Corporations has made a payment to any of the Vendors or to any person not dealing at arm's length with any of the Vendors within the meaning of the ITA, none of the Vendors has made any advances or charges to any of the Corporations for expenses or other amounts of any nature and none of the Corporations is indebted to any person, firm or corporation not dealing at arm's length with the Corporations within the meaning of the ITA, other than as disclosed in the Interim Financial Statements or other financial statements provided to the Purchaser or other than payments made in the ordinary course of business of the Corporations.

(l) AMOUNTS RECEIVABLE. No amount is owing to any of the Corporations by any shareholder, director, officer or employee or any person, firm or corporation not dealing at arm's length with any of the foregoing within the meaning of the ITA, except as disclosed in the Interim Financial Statements.

3.4   PROPERTY OF THE CORPORATIONS

(a) TITLE TO ASSETS: Each of the Corporations possesses and has a good and marketable title to the assets shown or reflected on its Interim Financial Statements (other than personal property disposed of in the ordinary course of business) and to all other assets acquired since the date thereof free and clear of any and all mortgages, charges, liens, encumbrances, security interests or claims of others.

(b) REAL PROPERTY. None of the Corporations is the legal or beneficial owner of any real property.

(c) LEASES. None of the Corporations is a party to any lease or agreement in the nature of a lease relating to real or immovable property, as lessor or lessee, except for leases with terms of less than two years and rents and expenses aggregating less than $100 per month and except for the leases listed in Schedule 3.4(c), which states the parties to such leases, the dates of execution and expiry, the rent payable, the use and location of the property and any options of renewal. Each of such leases is valid and binding, in good standing and in full force and has not been amended and no breach of any term has occurred on the part of any of the Corporations nor has any event occurred which upon notice or the passage of time could constitute a default.

(d) STATUS OF PROPERTY. The use by each of the Corporations of the leased property referred to in Section 3.4(c) above is not in breach of any building, zoning or other statute, by-law, ordinance, regulation, covenant, restriction or official plan, and each of the Corporations has adequate rights of ingress and egress for the operation of the Business and, specifically:

      (1) no alteration, repair, improvement or other work that has not been completed has been ordered, directed or requested in writing by any competent authority to be done in respect of the leased property or any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works;

      (2) all accounts for work and services performed and materials furnished in respect of the leased property at the request of each of the Corporations has been paid and no one is entitled to claim a lien under the CONSTRUCTION LIEN ACT (Ontario) or similar applicable legislation against the leased property or any part thereof, other than for current accounts in respect of which the due date has not yet passed;

      (3) there is nothing owing by any of the Corporations in respect of its leased property to any municipal corporation, or to any other corporation or commission owning or operating a public utility for water, gas, electrical power or energy, steam or hot water, or for the use thereof, other than current accounts in respect of which the due date has not yet passed; and

      (4) no part of its leased property has been taken or expropriated by any competent authority nor has any notice or proceeding in respect thereof been given or commenced.

(e) ENVIRONMENTAL CONSIDERATIONS. Since the date of acquisition by each of the Corporations and, to the best of each of the Vendors' knowledge, prior to that date:

      (1) the real property leased to each of the Corporations (the "REAL PROPERTY") has not been used as a disposal site for hazardous, liquid, industrial or mono- or poly-chlorinated biphenyl wastes as defined in the regulations to the ENVIRONMENTAL PROTECTION ACT (Ontario);

      (2) no pollutants or other toxic or hazardous substances (including any solid, liquid, gaseous or thermal irritant or contaminant) are present in any form on, or have been discharged, dispersed, released, stored, treated, generated, disposed of or allowed to escape onto the Real Property or, insofar as each of the Vendors is aware, any adjoining property, which could result in any obligation, order or liability under any applicable federal, provincial, municipal or other law, regulation or requirement;

      (3) no underground storage tanks are located on the Real Property, or were located on the Real Property and subsequently removed or filled;

      (4) no electrical, heat transfer or hydraulic equipment containing mono- or poly-chlorinated biphenyls or other substances having similar chemical compositions or properties is or has been located on the Real Property;

      (5) neither the Real Property nor any of the Corporations is subject to any request for compliance, certificate, order, direction or similar document issued by any governmental authority under the ENVIRONMENTAL PROTECTION ACT (Ontario) or any other applicable federal, provincial, municipal or other law, regulation or requirement relating to the environment.

The Vendors have delivered to the Purchaser true and complete copies of all written communications between any of the Corporations and any agency having authority under applicable environmental legislation, with respect to environmental matters. None of the Corporations is in breach of any environmental statute or regulation in any jurisdiction where its business is carried on.

(f) PERSONAL PROPERTY. None of the Corporations is the lessee of any personal or movable property and none is a party to any conditional sale or other title retention agreement except as disclosed in Schedule 3.4(f).

(g) EQUIPMENT. All equipment currently in use by the Corporations in the conduct of the Business is structurally sound with no known material defects, is in good operating condition and repair and is located completely within the boundaries of the real property identified in Schedule 3.4(c). Certificates of mechanical fitness are readily available for all motor vehicles.

(h)   INTELLECTUAL PROPERTY.

      (1) Schedule 3.4(h) attached hereto lists and contains a description of:

            (A) all patents, patent applications and registrations, trade marks, trade mark applications and registrations, copyrights, copyright applications and registrations, trade names and industrial designs, domestic or foreign, owned or used by each of the Corporations or relating to the operation of the Business;

            (B) all trade secrets, know-how, inventions and other intellectual property owned or used by each of the Corporations or relating to the Business, and

            (C) all computer systems and applications software, including all documentation relating thereto and the latest revisions of all related object and source codes therefor, owned or used by each of the Corporations or relating to the Business,

            (all of the foregoing being hereinafter collectively called the "INTELLECTUAL PROPERTY").

      (2) Each of the Corporations has good and valid title to all of its Intellectual Property, free and clear of any and all Encumbrances, except in the case of any Intellectual Property licensed to a Corporation as disclosed in Schedule 3.4(h). Complete and correct copies of all agreements whereby any rights in any of the Intellectual Property have been granted or licensed to each of the Corporations have been provided to the Purchaser. No royalty or other fee is required to be paid by any of the Corporations to any other person in respect of the use of any of the Intellectual Property except as provided in such agreements delivered to the Purchaser. Each of the Corporations has protected its rights in its Intellectual Property in the manner and to the extent described in Schedule 3.4(h). Except as indicated in Schedule 3.4(h), each of the Corporations has the exclusive right to use all of its Intellectual Property and has not granted any license or other rights to any other person in respect of its Intellectual Property. Complete and correct copies of all agreements whereby any rights in any of its Intellectual Property have been granted or licensed by any of the Corporations to any other person have been provided to the Purchaser.

      (3) Except as disclosed in Schedule 3.4(h), there are no restrictions on the ability of any the Corporations or any successors to or assignee from any of the Corporations to use and exploit all rights in its Intellectual Property. All statements contained in all applications for registration of each of the Corporations' Intellectual Property were true and correct as of the date of such applications. Each of the trade marks and trade names included in the Intellectual Property is in use. None of the rights of any of the Corporations in the Intellectual Property will be impaired or affected in any way by the transactions contemplated by this Agreement.

      (4) The conduct of the Business and the use of the Intellectual Property does not infringe, and none of the Corporations has received any notice, complaint, threat or claim alleging infringement of, any patent, trade mark, trade name, copyright, industrial design, trade secret or other Intellectual Property or propriety right of any other person, and the conduct of the Business does not include any activity which may constitute passing off.

3.5   CONDUCT OF BUSINESS

(a) NO MATERIAL ADVERSE CHANGE. Since the date of the balance sheet contained in its Interim Financial Statements, there has not been any material change in the affairs, prospects, operations, assets or financial condition of the Business or of the Corporations other than changes in the ordinary and normal course of business, none of which has been materially adverse; nor any damage, destruction or loss or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the business, assets or properties of the Corporations.

(b) ORDINARY COURSE. Since the date of the balance sheet contained in its Interim Financial Statements, each of the Corporations has carried on the Business in the ordinary course and has not, directly or indirectly:

      (1) transferred, assigned, sold or otherwise disposed of any of the assets shown in the balance sheet contained in its Interim Financial Statements except in the ordinary course of business;

      (2) suffered any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary course of business where such loss, rights, commitment or transaction is or would be material in relation to the Corporation or the Business as the case may be;

      (3) mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets; or

      (4) authorized or agreed or otherwise become committed to do any of the foregoing.

(c) SUPPLIERS. Schedule 3.5(c) contains a list of the 3 largest suppliers (by dollar volume) of materials or services to each of the Corporations during the preceding twelve-month period, indicating the existing contractual arrangements with each such supplier (including the dates of execution and expiry of, and a description of the materials and services provided and amounts charged under, all agreements between each Corporation and each such supplier).

(d)   CUSTOMERS.  Schedule 3.5(d) contains the following customer lists:

    (1) all active customers of each of the Corporations up to the Closing Date, together with the dates of execution and expiry of, and a description of the services provided and amounts charged under, all agreements between each Corporation and each such customer; and

    (2) all prospective customers identified by each of the Corporations as of the Closing Date.

(e) ABILITY TO CONTINUE BUSINESS. The assets owned or leased by the Corporations are adequate for the conduct of the Business as usually conducted and include all Intellectual Property and other property and assets, tangible and intangible, applicable to or used in connection with the Business and none of the Vendors owns any assets which are being used in or are reasonably necessary to carry on the Business or operations of the Corporations in the normal course. None of the Corporations is a party to any contract or commitment that would limit its freedom to compete in any line of business or with any person or in any geographical area or otherwise to conduct its business as currently conducted and as proposed to be conducted, other than the franchise agreement dated June 1, 1994 with Metrowide Telecommunications (Seaway) Inc. No indication has been received that any significant customer or number of customers will or may cease to deal with any of the Corporations as a result of the sale of the Purchased Shares or for any other reason. There exist no facts or circumstances which could materially and adversely affect the ability of any of the Corporations to continue the Business substantially as presently conducted following the completion of the transactions contemplated by this Agreement.

(f) CERTAIN INTERESTS. Except as disclosed in Schedule 3.5(f), none of the Vendors nor any person or corporation not dealing at arm's length with any of the Corporations within the meaning of the ITA nor any officer or director of any of the Vendors or of any such corporation nor, to the knowledge of any of the Vendors, any relative of any such officer or director, is a party to or has an interest with respect to any material contract or commitment which relates to or affects the business of any of the Corporations or by which any of the assets of any of the Corporations may be bound or has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of any of the Corporations.

(g) CONTRACTS. None of the Corporations is a party to or is bound by any contract or commitment, written or oral, which has more than 3 months to run, involves a price or consideration of more than $10,000.00 in the aggregate, or which could materially and adversely affect the business, affairs or prospects, financial or other, of the Corporation, except as disclosed in Schedule 3.5(g). None of the Corporations is required to provide any bonding or other financial security arrangements in connection with any transactions with its customers or suppliers in the ordinary course of business. Each of the Corporations is in good standing, and is entitled to all benefits, under all contracts to which they are a party and none of them is dependent upon the guarantee of or any security provided by a third party. There exists no state of facts which after notice or lapse of time or both would constitute a default or breach under such contracts and to the knowledge of each of the Vendors none of the other parties to such contracts is in material default thereunder.

3.6   EMPLOYMENT MATTERS

(a) EMPLOYEES. Schedule 3.6(a) states the name, job title, duration of employment and rate of remuneration of, and the nature of services performed by, each employee of each of the Corporations and indicates the names of those who have stated that they will resign or retire as a result of the transactions contemplated by this Agreement.

(b) REMUNERATION. Since May 30, 1995, no payments have been made or authorized to directors, officers or employees of any of the Corporations, except at regular rates of remuneration, and no bonus or increase in remuneration has been authorized or become effective, except as identified in the Interim Financial Statements for accruals, which accrued management fees will be paid before or within 30 days after the Closing Date if cashflow permits or such later date as cashflow permits.

(c) EMPLOYEE CONTRACTS. None of the Corporations is a party to or bound by any collective agreement, is currently conducting negotiations with any labour union or employee association and none of the Vendors is aware of any current attempt to organize the employees of any of the Corporations for the purpose of collective bargaining. None of the Corporations is a party to any written employment agreement and there is no employee whose employment cannot be terminated on reasonable notice and without penalty. There is no agreement or practice relating to the payment of any management, consulting, service or other fee or any bonus, pension, share of profits or retirement allowance, or any insurance, health or other employee benefit, except as disclosed in
Schedule 3.6(c).

(d)   EMPLOYEE LEGISLATION.   None of the Corporations are subject to the
WORKERS COMPENSATION ACT (Ontario) and there are no amounts payable in respect of that legislation. There are no charges or orders to comply respecting any of the Corporations outstanding under the OCCUPATIONAL HEALTH AND SAFETY ACT (Ontario) or comparable legislation.

(e) INDEPENDENT AGENT CONTRACTS. None of the Corporations is a party to any written agency agreement for the provision of sales, marketing or other services to any of the Corporations, other than as listed in Schedule 3.6(e).

(f)   PENSION AND BENEFIT PLANS.   There are no deferred profit sharing, group
insurance, dental insurance, disability, death benefit, health and welfare, hospitalization, vacation, vacation pay, unemployment, pension, retirement and other employee benefit plans, agreements, policies, practices and other similar arrangements currently applicable to the current and/or past officers, employees, agents and/or independent contractors of any of the Corporations, other than as set forth in Schedule 3.6(f).

3.7   GENERAL MATTERS

(a) LEGAL PROCEEDINGS. Except as set forth in Schedule 3.7(a), no action, labour dispute, arbitration, governmental or regulatory proceeding or inquiry, appeal, review or other proceeding or claim is pending or threatened against any of the Corporations or any of the Vendors which might result in any material adverse change in the business, affairs or prospects of any of the Corporations, financial or otherwise or which might adversely affect the ability of any of the Vendors to enter into this Agreement or to consummate the transactions contemplated hereby, and none of the Vendors is aware of any existing ground on which any action, suit or proceeding may be commenced with any reasonable likelihood of success.

(b) RESTRICTIONS. None of the Corporations is subject to any judgment, order, decision, ruling or requirement of any court or governmental regulatory authority or other body which might adversely affect its business, affairs or prospects, financial or other, or to any restriction in the conduct of its business, contractual or other, which is not of general application to persons carrying on similar businesses.

(c)   COMPLIANCE WITH LAWS.   None of the Corporations in carrying on the
Business is, nor has received notice of any allegation that it is, in violation of any applicable federal, provincial, local or other law, regulation, order, decision, ruling or tariff or any requirement of any governmental or regulatory authority relating to, without limitation, its operations, products, manufacturing processes, advertising, sales or employment practices, wages and hours, product safety or civil rights, which violation could reasonably be expected to have a material adverse effect on the Business.

(d) VIOLATIONS OR DEFAULTS. None of the Corporations is, nor has received notice of any allegation that it is, in material violation of or in material default under any charter, by-law, mortgage, lease, agreement or instrument or any judgment, decree, order, decision, ruling or tariff or any statute, rule or regulation. The execution, delivery and performance of this Agreement will not result in any violation of, default under or conflict with any of the foregoing and none of the foregoing provides for termination, variation or penalty by reason of any change in the ownership or control of the shares of any of the Corporations or requires the consent of any person to such change in ownership or control.

(e)   CONSENTS.   No consent, approval or authorization of any Governmental
Authority or, except as disclosed in Schedule 3.1(j), any other person is required to be obtained for the execution, delivery or performance of this Agreement or any of the transactions contemplated in this Agreement.

(f)   COPIES OF DOCUMENTS.   Except for customer contracts which will be
delivered on the Closing Date, true and complete copies of all contracts, leases, collective agreements, pension plans, benefit plans, policies of insurance and other documents referred to or identified in this Agreement or any schedule to this Agreement have been delivered to the Purchaser.

(g) DISCLOSURE. The representations and warranties of each of the Vendors contained in this Agreement and in any certificate or other material delivered under this Agreement, and all written statements, documents and other written information provided to the Purchaser by the Vendors or the Corporations under or in contemplation of this Agreement, are accurate and complete, do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading. Without restricting the generality of the foregoing, there are no facts known to any of the Vendors which should be disclosed to the Purchaser in order to make any of the representations and warranties contained in this Agreement not misleading or which may have a materially adverse affect on the or the property and assets of the Corporations and no facts are known to any of the Vendors which may materially adversely affect the Business or would operate to prevent the Purchaser from using the assets of the Business to operate the Business in the manner in which the Corporations have operated the Business prior to the date of this Agreement.

SECTION 4 - CONDUCT OF BUSINESS

      From, the date hereof to the Closing Date, except as otherwise consented to by the Purchaser, each of the Vendors will take all reasonable action to cause each of the Corporations to observe and perform the provisions stated below.

(a) OPERATIONS: carry on the Business in the usual and ordinary course in substantially the same manner as heretofore conducted and to preserve intact its present business organization, use all reasonable efforts to keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it and to take any and all such further actions reasonably requested by the Purchaser to the end that the Business shall not be impaired in any material respect at the Closing Date;

(b) INSURANCE: keep in full force its current insurance policies or without permitting any termination, cancellation or lapse thereof, enter into replacement policies providing coverage equal to or greater than the coverage under those cancelled, terminated or lapsed for substantially similar premiums;

(c) AGREEMENTS: perform in all material respects its obligations under agreements, contracts and instruments relating to or affecting its properties, assets and business, except where the failure to perform would not have a material adverse effect on the Business, its affairs or prospects, financial or other;

(d) BOOKS AND RECORDS: maintain its books of account and records in the usual and ordinary course of business;

(e) COMPLIANCE WITH LAWS: comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the Corporation and to the conduct of the Business, except where the failure to comply would not have a material adverse effect on the Business, its affairs or prospects, financial or other;

(f) ARTICLES AND BY-LAWS: not amend its articles of incorporation or by-laws;

(g) ADDITIONAL AGREEMENTS: not enter into or assume any agreement, contract or commitment, except (i) purchases of supplies and services and sales of services in the usual and ordinary course of business consistent with prior practice and (ii) agreements, contracts or commitments which, individually or in the aggregate, are not material to the Business taken as a whole, nor otherwise make any material change in the conduct of the operations or affairs of the Business;

(h) MERGER OR AMALGAMATION: not merge or amalgamate with, or agree to merge or amalgamate with, or purchase substantially all of the assets of, or otherwise acquire any business; and not sell or lease or agree to sell or lease, any material properties or assets or approve or undertake any other material transaction or furnish or cause to be furnished any information concerning its business, properties or assets to any person (other than to the Purchaser) which is interested in any such transaction;

(i) INCONSISTENT ACTIVITIES: not solicit or encourage any inquiries or proposals or initiate discussions or negotiations with, or provide any information to any third party (other than the Purchaser) concerning, or enter into any transaction involving, the acquisition of all or any part of the shares, assets or business of the Corporation;

(j) ISSUE OF SHARES: not issue or sell, authorize for issuance or sale, or grant options, warrants or rights to subscribe for or purchase, any shares of any class of the Corporation;

(k) CHANGES OR DIVIDENDS: not make any change in respect of any shares of the Corporation, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its shares, or redeem or otherwise acquire any shares of the Corporation, other than the payment of capital dividends as disclosed in writing and provided in
Section 3.2(f);

(l) EMPLOYEE REMUNERATION: not increase in any manner the compensation or employee benefits of any of its directors, officers or employees, or pay or agree to pay any pension or retirement allowance or other employee benefit not required by any existing plan or agreement to such officers or employees, or commit to any new or renewed employee pension, disability, bonus, deferred or incentive compensation, profit sharing, share purchase, stock option, retirement, group insurance, death benefit, vacation, health and welfare or other employee benefit plan, agreement, policy, practice or other arrangement or to any employment or consulting agreement (or amendment, renewal or extension thereof) with or for the benefit of any officer, employee or other person or to amend any of the foregoing now in existence;

(m) INDEBTEDNESS: not (i) create, incur or assume any long-term debt (including obligations in respect of capital leases); (ii) create, incur, assume, maintain or permit to exist any short-term debt representing indebtedness for borrowed money; (iii) enter into any agreements requiring the maintenance of a specific net worth; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, other than as the result of the endorsement of negotiable instruments in the ordinary course of business consistent with past practice; or (v) make any loans, advances or capital contributions to, or investments in, any other person;

(n) CAPITAL AND OPERATING LEASE EXPENDITURES: not make any capital or operating lease expenditure other than pursuant to existing non-cancellable binding commitments previously disclosed in writing to and approved by the Purchaser, nor enter into any contract or commitments for any capital or operating lease expenditures in excess of $50,000 individually or in the aggregate;

(o) DISPOSITION OF ASSETS: except in the ordinary course of business, not sell, transfer, mortgage or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any properties or assets, real, personal or mixed;

(p) INTERCOMPANY BUSINESS: not make any change, except those in the ordinary course of business and consistent with past practice, in the manner of conducting intercompany business with any of the Vendors or any of its affiliates; or

(q) REPRESENTATIONS AND WARRANTIES: not do anything that would cause any of the representations and warranties in Section 3 to be false or misleading.


SECTION 5 - ACCESS AND CONFIDENTIALITY

5.1 ACCESS. The Purchaser and its auditors, counsel and other representatives shall be afforded immediate and continuous access at all reasonable times to all premises of, corporate, financial and other books and records of, and all policies of insurance, contracts, leases, deeds and other documents in the possession or control of, each of the Corporations to enable the Purchaser to investigate the affairs of each of the Corporations and each of the Vendors shall furnish to the Purchaser or its representatives such information with respect to each of the Corporations and its affairs as the Purchaser may reasonably request but no such investigation shall prejudice the rights of the Purchaser under this Agreement.

5.2 CONFIDENTIALITY. Notwithstanding anything contained in this Agreement, if the transactions contemplated by this Agreement are not completed for any reason, the Purchaser shall hold in strict confidence, and shall not disclose to any person or use any confidential information obtained by the Purchaser with respect to any of the Corporations and their affairs. Upon completion of the transactions contemplated by this Agreement each of the Vendors shall hold in strict confidence and shall not disclose to any person (other than the Purchaser) or use any confidential information of any of the Corporations.
The obligations of the Purchaser in this Section shall not extend to information which:

      (a) is established to be known to the Purchaser prior to disclosure by the Vendors;

      (b) is or becomes generally available to the public through no fault of the Purchaser;

      (c) corresponds to information furnished to the Purchaser without similar restrictions by any third party having a bona fide right to do so;

      (d) corresponds to information furnished by one or more of the Vendors to any third party on a non-confidential basis;

      (e)   is disclosed under any legal requirement to do so; or

      (f) is obtained by the Purchaser in the ordinary course of doing business with any of the Corporations, including, without limitation, the Purchaser's provision of telephone services to the Corporations or customers of the Corporations.


SECTION 6 - CONDITIONS

6.1 GENERAL.  The
obligations of the Purchaser under this Agreement are subject to the conditions stated below which are for the exclusive benefit of the Purchaser and all or any of which may be waived by the Purchaser. Each of the Vendors shall cause each of the conditions to be fulfilled or performed on or before the Closing Date to the extent within the control of any of the Vendors. If any condition is not satisfied on or before the Closing Date, the Purchaser may terminate this Agreement without any liability on the part of the Purchaser by notice to each of the Vendors without prejudice to any other rights or remedies of the Purchaser.

(a) VERIFICATION.  All
representations and warranties contained in this Agreement shall be true as of the Closing Date with the same effect as though made on and as of that date and each of the Vendors shall have delivered to the Purchaser evidence satisfactory to the Purchaser to the foregoing effect dated the Closing Date, but the acceptance of such evidence and the closing of the transactions hereby contemplated shall not be a waiver of such representations and warranties.

(b) VENDORS' OBLIGATIONS.
Each of the Vendors shall have performed each of its obligations under this Agreement to the extent required to be performed on or before the Closing Date.

(c) ADVERSE PROCEEDINGS.
No action or proceeding shall be pending or threatened which could reasonably be expected to impair or prohibit the completion of the transactions contemplated by this Agreement.

(d) MATERIAL ADVERSE
CHANGE. No damage to or destruction of a material part of the property, plant or equipment of any of the Corporations shall have occurred and no change shall have occurred in the operations, condition, affairs or prospects of any of the Corporations, financial or other, other than changes in the ordinary and usual course of business which, in the reasonable business judgment of the Purchaser, are not expected to be materially adverse to the Corporation.

(e) STATUS OF LEASES.
Each of the Vendors shall have delivered to the Purchaser (i) acknowledgments from the lessors under the leases identified in Schedule 3.4(c) that such leases are in full force and the respective Corporation is not in breach of any of the terms thereof and (ii) any consent to the change in ownership effected by the sale of the Purchased Shares as may be required by the terms of such leases.

(f) INDEBTEDNESS OF SHAREHOLDERS, DIRECTORS ETC.
All indebtedness to each of the Corporations of its shareholders, directors, officers and employees and any person, firm or corporation not dealing at arm's length with any of the foregoing within the meaning of the ITA for advances or other amounts shall have been paid in full.

(g) RELEASES AND RESIGNATIONS.
The Vendors shall have delivered to the Purchaser releases and resignations or termination acknowledgements of the persons listed on Schedule 6.1(g).

(h) CORPORATE ACTION.
All appropriate action of the directors, shareholders and officers of each of the Corporations shall have been taken and all requisite consents, approvals and resignations shall have been obtained to transfer the Purchased Shares to the Purchaser and to constitute respective boards of directors consisting of nominees of the Purchaser.

(i) APPROVALS, CONSENTS, ETC.
Any approval, consent, ruling, exemption or authorization that may be necessary or appropriate in respect of the transactions hereby contemplated shall have been received and shall be absolute or on terms reasonably acceptable to the Purchaser.

(j)   LIABILITIES.   The Corporations shall have no liabilities other than
those listed in its Interim Financial Statements, other than liabilities occurred in the ordinary course of business.

(k) APPROVAL OF COUNSEL. The status of each of the Corporations, its title to its assets, all documents delivered hereunder, and the form and legality of all corporate action and all other matters which in the reasonable opinion of counsel for the Purchaser are material shall be subject to the approval of such counsel, who may rely to such extent and with respect to such matters as such counsel considers appropriate on the opinion of counsel for the Vendors, and counsel for the Vendors shall have delivered to the Purchaser such legal opinions as the Purchaser may reasonably request for the purposes of the foregoing including an opinion in the form and content of Schedule 6.1(k).

SECTION 7 - NON-COMPETITION

      Each of the Vendors hereby covenants that he, she or it, as the case may be, will not, either alone or in partnership or with any other person, firm or corporation, as principal, agent, shareholder or in any other capacity, carry on or be engaged in or concerned with or interested in, directly or indirectly, or advise, represent, be employed by, lend money to, guarantee the debts or obligations of, or permit his, her, its name or any part thereof to be used by, any person, firm, corporation, organization or other entity (other than the Purchaser) engaged in or interested in, (i) soliciting (in connection with the provision of local and/or long-distance voice or data telephone services, other than wireless services) persons, firms, corporations, organizations, or other entities which are then customers of the Purchaser or any affiliate of the Purchaser in Canada for a period of five (5) years from the Closing Date or
(ii) any business of providing local and/or long distance

*  DENOTES CONFIDENTIAL TREATMENT REQUESTED OF REDACTED INFORMATION

voice or data telephone services, other than wireless services, to residential or non-residential customers carried on in Canada for a period of two (2) years from the Closing Date.

      Notwithstanding the foregoing, [ ________ ] may engage in the business of
* providing local and/or long-distance voice or data telephone services to residential or non-residential customers carried on in the Town of Port Hope and all that area bounded by Highway 45 on the West, Highway 7 to the North as far as Perth, then Highway 43 to the Quebec border, and all bounded to the South by Lake Ontario and the St. Lawrence River, excluding the municipalities of Perth and Smith Falls. [ ________ ] may engage in the * business carried on by [ ______ ] as an employee or agent of [ _____ ] and may continue * to engage in the business of providing local internet access services carried on in the Ajax local telphone calling area, provided that [ _____ ] shall be prohibited from providing * internet access services outside of such Ajax local telephone calling area except as an agent for the Purchaser, which agency arrangement will only be offerred if the Purchaser engages other agents to sell internet access services and will be on terms no more favourable than those offerred to such other agents.

SECTION 8 - RELEASES

      Each of the Vendors hereby fully and unconditionally release and forever discharge each of the Corporations of and from any and all past, present and future liabilities, claims, actions, causes of action, suits, debts, accounts, bonds, covenants, contracts, obligations and demands whatsoever arising from any cause, matter or thing existing up to and including the date hereof, except for dividends and management fees which have been accrued in the Interim Financial Statements or the financial books and records of the Corporations (to the extent that such financial books and records were provided to the Purchaser for review prior to the Closing Date) and which shall be paid before or within 30 days after the Closing Date if cashflow permits or such later date as cashflow permits.

       Each of the Vendors hereby acknowledges that the name "Metrowide" is the property of the Corporations and agrees, from and after the Closing Date, to cease using the name "Metrowide" in connection with any activities carried on by the Vendor after the Closing Date, whether on any advertising, letterhead, contracts, forms, documents or otherwise. Each of the Vendors shall in compliance with the foregoing, within 30 days following the Closing Date, discharge any business names, trade names, trade-marks or logos registered by the Vendor and containing the words "Metrowide" and shall, on or before closing, file articles of amendment to change the name of any corporation (other than the Corporations) owned or controlled in whole or in part by the Vendor which has the words "Metrowide" as part of the name of the corporation. Notwithstanding the foregoing, the name "Metrowide" may continue to be used by Metrowide Telecommunications (Seaway) Inc. in accordance with and to the extent permitted under the franchise agreement dated June 1, 1994 with Metrowide Telecommunications (Seaway) Inc.

SECTION 9 - INDEMNITIES

9.1 GENERAL INDEMNITY. The Vendors shall each fully indemnify the Purchaser and each of the Corporations in proportion to their pro-rata share of the Purchase Price as evidenced by the allocation in Schedule 2.3:

      (a) for the maximum relevant period specified in Section 11 against all loss, liability and expense arising out of any misrepresentation or breach of warranty or obligation by one or more of the Vendors under this Agreement and the other documents contemplated by or delivered pursuant to this Agreement; and

      (b) against all liabilities (including liabilities for any Taxes), contingent or other, existing on the Closing Date or relating to any period prior to the Closing Date, other than:

            (1) liabilities disclosed or fully provided for in the Interim Financial Statements of each of the Corporations,

            (2) liabilities incurred in the ordinary course of business of each of the Corporations subsequent to the date of the balance sheet included in its Interim Financial Statements and not incurred contrary to any provision of this Agreement, and

            (3)   liabilities disclosed under this Agreement;

and such indemnity shall include, without limitation, reasonable expenses of investigation and legal fees and expenses in connection with any action or proceeding against any or all of the Vendors. If the amount required to satisfy any claim so disclosed or provided for shall exceed the amount so disclosed or provided for, the excess shall be considered to be a separate liability in respect of which no disclosure or provision has been made. The liability of the Vendors under this Section with regard to any representation or warranty shall not extend to any claim asserted after the expiry thereof under Section 11. No claim shall be made by the Purchaser for indemnity under this Section until the amounts so claimed aggregate more than $100,000, at which time such claim shall include the initial $100,000. The Purchaser may off-set any amount payable by the Purchaser hereunder to the Vendors against any amounts owing to the Purchaser or the Corporations under this Section, provided that any amounts so set-off shall, if the claim for indemnity is disputed by the Vendors, be paid by the Purchaser to McMillan Binch to be held in trust until such dispute is resolved by agreement between the parties, by arbitration or by a court of competent jurisdiction, as applicable.

9.2 NOTICE AND PARTICIPATION. The Purchaser shall give each of the Vendors prompt notice of any loss, liability or expense for which any of the Vendors may be liable under Section 9.1 above and each of the Vendors shall be entitled, at its expense, to participate in any negotiations, and to assume the defence of any action or proceeding in respect of which indemnification is sought under this Section. The Vendors and the Purchaser shall obtain the prior written approval of the other, which approval shall not be unreasonably withheld, before entering into any settlement of any claim, action or proceeding or ceasing to defend against any claim, action or proceeding.

9.3 STATUS OF THE CORPORATIONS. The Vendors acknowledge that, in the event that the transactions contemplated by this Agreement fail to close, the Purchaser shall have no liability to the Vendors in respect of any change in the status or affairs of any of the Corporations, provided that the Purchaser has complied with the confidentiality obligations applicable to it under the non-binding letter of intent dated May 29, 1995 between the Corporations and the Purchaser.

SECTION 10 - CLOSING

      The closing shall take place at the offices of Messrs. McMillan Binch, Suite 800, 3 Robert Speck Parkway, Mississauga, Ontario, at 11:00 a.m. on the Closing Date at which time each of the Vendors shall deliver to the Purchaser certificates for the Purchased Shares duly endorsed in blank for transfer together with reasonable evidence of the due compliance by each of the Vendors with all of the conditions contained in Section 6 and such other documents as counsel for the Purchaser may consider necessary or appropriate against payment of the purchase price by the Purchaser to the Vendors.


SECTION 11 - SURVIVAL

11.1   SURVIVAL.   The representations, warranties and obligations contained in this Agreement or in any document delivered hereunder shall survive the closing of the transactions contemplated by this Agreement, subject to the limitations that:

(a) the representations and warranties of the Vendors in Section 3.3(g) which are based on misrepresentation or fraud shall continue in force indefinitely;

(b) the representations and warranties of the Vendors in Section 3.3(g) which are not based on misrepresentation or fraud shall terminate upon the expiration of the last to expire of any time within which an assessment, reassessment or similar document may be issued under any applicable legislation;

(c) all other representations and warranties of the Vendors, except for representations and warranties relating to title or environmental legislation or regulations, shall terminate upon the expiration of 2 years after the completion of the closing on the Closing Date; and

(d) no claim may be asserted for breach of any representation or warranty after the expiration of any applicable time period referred to above.

SECTION 12 - MISCELLANEOUS

12.1 FURTHER ASSURANCES. All the parties shall from time to time both before and after the Closing Date diligently take or cause to be taken such action and execute and deliver or cause to be executed and delivered to the other such documents and further assurances as may, in the reasonable opinion of counsel for the other, be necessary or advisable to give effect to this Agreement, including appropriate consents, releases and acknowledgements from third parties.

12.2 INVESTMENT CANADA ACT. The Purchaser shall, within the time period prescribed by law, give notice of the acquisition to Investment Canada with all necessary information and the Vendors shall provide such relevant information and documentation to assist with such notice or application as the Purchaser may consider necessary or desirable to comply with the INVESTMENT CANADA ACT.

12.3 NO DISCLOSURE. Prior to completion of the closing on the Closing Date, no disclosure with respect to the transactions contemplated by this Agreement shall be made by any party to suppliers, customers or employees of any of the Corporations or others without the prior approval of the other party (such approval not to be unreasonably withheld except that:

      (a) the Vendors may make disclosure in confidence to senior employees of its respective Corporation affected by this transaction; and

      (b) the Vendors and Purchaser may make such disclosure as is required by law or any applicable regulatory authority, subject to prior notice to the other of the text of any such disclosure.

12.4 BROKERS. All the parties represents to the other that none has employed any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee from the other or from any of the Corporations or any commission upon consummation of the transaction.

12.5 NOTICE. Any notice or other communication under this Agreement shall be in writing and may be delivered personally or sent by facsimile ("FAX") or by prepaid registered or certified mail, addressed in the case of the Purchaser, as follows:

            ACC TelEnterprises Ltd.
            5343 Dundas Street West
            Suite 600
            Etobicoke, Ontario
            M9B 6K5

            Attention:  General Counsel

            Fax No:   (416) 236-7392


and in the case of each of the Vendors, to the addresses and fax numbers set forth in Schedule A, with a copy to:

            Cassels Brock
            Barristers & Solicitors
            Suite 2100, 40 King Street West
            Scotia Plaza
            Toronto, Ontario
            M5H 3C2

            Attention:  Mr. Gregory J. Peebles

            Fax No.     (416) 360-8877

Any such notice or other communication, if delivered or mailed, shall be effective when received (or, if not received on a Business Day, on the first Business Day following the day of receipt) and, if transmitted by facsimile and the appropriate answerback received, shall be effective on the first Business Day following the day of transmission.

12.6   TIME.  Time shall be of the essence of this Agreement.

12.7 HEADINGS. The headings in this Agreement do not affect its interpretation.

12.8 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario (regardless of the laws that might otherwise govern under applicable Ontario principles of conflicts of law) and each of the parties irrevocably attorns to the jurisdiction of the courts of Ontario.

12.9 ENTIRE AGREEMENT. This Agreement and the attached Schedules constitute the entire agreement between the parties with respect to the subject matter and supersede all prior negotiations and understandings. No provision may be amended or waived except in writing.

12.10  SEVERABILITY.   Any provision of this Agreement which is invalid or
unenforceable shall not affect any other provision and shall be deemed to be severable.

12.11 BENEFIT OF AGREEMENT. This Agreement shall not be assigned by any party without the written consent of the other parties, except that the Purchaser may assign this Agreement to any affiliate provided that any such assignment shall not release the Purchaser from its obligations and liabilities herein, and this Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns.

12.12 COUNTERPARTS. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be an original and all of which together shall constitute the same instrument.

                                  EXECUTION

                                                                IN WITNESS
WHEREOF the parties have duly executed this Agreement as of the date first above-written.


                                          ACC TELENTERPRISES LTD.


                                          By:




                                          987939 ONTARIO INC.


                                          By:



                                          And:



                                          J.C.F.K. MANAGEMENT INC.


                                          By:



                                          And:



                                          COMMFIRST INVESTMENTS INC.


                                          By:



                                          And:




                                          COMMTWO INVESTMENTS INC.


                                          By:



                                          And:



                                          LARRY TAVES MANAGEMENT INC.


                                          By:



                                          And:



                                          KRIS-JEN-LEE ENTERPRISES INC.


                                          By:



                                          And:



                                          NABER MARKETING INC.


                                          By:



                                          And:




                                          MERICO PERSONNEL INC.


                                          By:



                                          And:



                                          KATHRYN KIELY PROMOTIONS INC.


                                          By:



                                          And:





Witness                                   RON CROWE



Witness                                   JOHN KIELY



Witness                                   GERRY MCNAB



Witness                                   ROBERT WATSON



Witness                                   ROB BENZIE



Witness                                   JULIE BENZIE



Witness                                   MERRYL CROWE



Witness                                   KATHRYN KIELY

                                 SCHEDULE A

                                 THE VENDORS



987939 ONTARIO INC.
5211 Rothesay Court
Mississauga, Ontario
L5M 4Y3

Attention:  Ron Crowe


J.C.F.K. MANAGEMENT INC.
4 Waterloo Crt.
Thornhill, Ontario
L3T 6L9

Attention:  John Kiely


COMMFIRST INVESTMENTS INC.
R. R. #1
Puslinch, Ontario
N0B 2J0

Attention:  Larry Taves

COMMTWO INVESTMENTS INC.
R. R. #1
Puslinch, Ontario
N0B 2J0

Attention:  Larry Taves

LARRY TAVES MANAGEMENT INC.
R. R. #1
Puslinch, Ontario
N0B 2J0

Attention:  Larry Taves


KRIS-JEN-LEE ENTERPRISES INC.
R. R. #1
Puslinch, Ontario
N0B 2J0

Attention:  Connie Taves


NABER MARKETING INC.
12 Lake Road, R.R.#2
Colborne, Ontario
K0K 1S0

Attention:  Gerry McNab


MERICO PERSONNEL INC.
5211 Rothesay Court
Mississauga, Ontario
L5M 4Y3

Attention:  Merryl Crowe


KATHRYN KIELY PROMOTIONS INC.
4 Waterloo Crt.
Thornhill, Ontario
L3T 6L9

Attention:  Kathryn Kiely


RON CROWE
5211 Rothesay Court
Mississauga, Ontario
L5M 4Y3


JOHN KIELY
4 Waterloo Crt.
Thornhill, Ontario
L3T 6L9


GERRY MCNAB
12 Lake Road, R.R.#2
Colborne, Ontario
K0K 1S0


ROBERT WATSON
262 West Acres Drive
Guelph, Ontario
N1H 7P1


ROB BENZIE
5 Chipperfield Crescent
Whitby, Ontario
L1R 1M4


JULIE BENZIE
5 Chipperfield Crescent
Whitby, Ontario
L1R 1M4


MERRYL CROWE
5211 Rothesay Court
Mississauga, Ontario
L5M 4Y3


KATHRYN KIELY
4 Waterloo Crt.
Thornhill, Ontario
L3T 6L9

______________________

Note: The Registrant agrees to furnish supplementally to the Commission a copy of any omitted schedules or exhibits to this Agreement upon request.